Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-14381 and 333-208407 of the Procter & Gamble Company on Form S-8 of our report dated November 3, 2017, appearing in this Annual Report on Form 11-K of The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company for the year ended June 30, 2017.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
November 3, 2017